UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2022 (December 21, 2022)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	001-41368	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 417-9800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	EFSH	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2022, 1847 ICU Holdings Inc. (“1847 ICU”) and 1847 ICU Acquisition Sub Inc. (“Merger Sub”), both wholly owned subsidiaries of 1847 Holdings LLC (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ICU Eyewear Holdings Inc. (“ICU Eyewear”) and San Francisco Equity Partners, as the Stockholder Representative. Pursuant to the Merger Agreement, Merger Sub agreed to merge with and into ICU Eyewear, which will survive in the merger and become a wholly owned subsidiary of 1847 ICU. The merger consideration to be paid by 1847 ICU will consist of (i) $4,000,000 in cash, minus any unpaid debt of ICU Eyewear and certain transaction expenses, and (ii) unsecured subordinated promissory notes in the aggregate principal amount of $500,000 (subject to adjustment), which will be issued on the one-year anniversary of the effective time of the merger (the “Notes”). The principal amount of the Notes is subject to a post-closing net working capital adjustment.

The Merger Agreement also contains mutual indemnification obligations for breaches of representations and warranties and failure to perform covenants and obligations contained in the Merger Agreement.

The closing of the Merger Agreement is subject to customary closing conditions, including, without limitation, the completion of accounting and legal due diligence investigations; the receipt of all authorizations and consents; the receipt of any required consents of any third parties; the release of any security interests; 1847 ICU obtaining the requisite acquisition financing; and delivery of all opinions and documents required for the transfer of the equity interests of ICU Eyewear to 1847 ICU.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2022	1847 HOLDINGS LLC

/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

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